UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 27, 2016

W.W. Grainger, Inc.
(Exact name of Registrant as Specified in its Charter)

Illinois	1-5684	36-1150280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois  60045
(Address of Principal Executive Offices and Zip Code)

(847) 535-1000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

(a)	An annual meeting of shareholders of W.W. Grainger, Inc. (the "Company") was held on April 27, 2016.

(b)	At that meeting:

Management's nominees were elected as directors of the Company for the ensuing year.  Of the 55,968,376 shares present in person or represented by proxy at the meeting, the number of shares voted for, the number of shares as to which authority to vote in the election was withheld, and the number of broker non-votes were as follows with respect to each of the nominees:

Name	Shares Voted For Election	Shares as to Which Voting Authority Withheld	Broker Non-Votes
R. C. Adkins	50,931,001	679,078	4,358,297
B. P. Anderson	50,958,147	651,932	4,358,297
V. A. Hailey	51,229,333	380,746	4,358,297
S. L. Levenick	50,831,306	778,773	4,358,297
N. S. Novich	50,975,123	634,956	4,358,297
M. J. Roberts	50,870,658	739,421	4,358,297
G. L. Rogers	50,834,664	775,415	4,358,297
J. T. Ryan	50,211,956	1,398,123	4,358,297
E. S. Santi	51,315,360	294,719	4,358,297
J. D. Slavik	50,793,893	816,186	4,358,297

A proposal to ratify the appointment of Ernst & Young LLP as independent auditor of the Company for the year ending December 31, 2016, was approved.  Of the 55,968,376 shares present or represented by proxy at the meeting, 55,650,474 shares were voted for the proposal, 292,369 shares were voted against the proposal and 25,533 shares abstained from voting with respect to the proposal.

A non-binding advisory proposal to approve the compensation of the Company's Named Executive Officers was approved.  Of the 55,968,376 shares present or represented by proxy at the meeting, 49,559,347 shares were voted for the proposal, 1,162,142 shares were voted against the proposal and 888,590 shares abstained from voting with respect to the proposal. There were 4,358,297 broker non‑votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2016

W.W. GRAINGER, INC.

By:	/s/ Hugo Dubovoy, Jr.
Name: Hugo Dubovoy, Jr. Title: Vice President, Corporate Secretary